LOAN AGREEMENT

AGREEMENT made on this 10th day of February, 2010, by and between China Silicon Corporation, a Delaware corporation (“Debtor”) and Master Silicon Carbide Industries, Inc., a Nevada corporation (“Creditor”).  All references to Creditor herein shall also refer to Creditor’s permitted assignees under this Agreement.

WITNESSETH:

WHEREAS, Debtor and Creditor entered into a Letter of Intent for the acquisition of Debtor by Creditor; and

WHEREAS, pending the acquisition of Debtor by Creditor, Creditor has agreed to extend a loan of  One Million U.S. Dollars (US$1,000,000)(the “Loan Amount”) to Debtor to fund working capital needs;

In consideration of the mutual covenants and promises contained in this Agreement, Debtor and Creditor agree:

1.           Loan Agreement.  On the terms and subject to the conditions set forth in this Agreement, Creditor shall loan to Debtor (the “Loan”), and Debtor shall borrow from Creditor, the Loan Amount.

2.           Loan Terms.   In connection with the Loan, Debtor shall duly execute and deliver to Creditor a Promissory Note containing the terms, and substantially in the form, set forth in Exhibit A hereto (the “Note”).

3.           Closing.  Creditor will, subject to the terms and conditions hereof, and in reliance upon the written representations and warranties of Debtor, loan to Debtor and Debtor shall borrow, at a single closing, the Loan Amount.  The closing shall be held (the “Closing”) at the offices of Guzov Ofsink, LLC, 600 Madison Avenue, New York, New York  10022, on such date and at such time as agreed by the parties.

 4.           Representations and Warranties

a.           Debtor represents and warrants to Creditor as follows:

i.           Organization.  Debtor is a entity duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.  Debtor has full corporate power and authority to execute and deliver this Agreement and the Note and to grant the security interest set forth below and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

ii.           Authority; Due Authorization.  The execution and delivery by Debtor of this Agreement and the Note (collectively, the “Transaction Documents”), and the performance by Debtor of its obligations under the Transaction Documents to which it is a party (the “Debtor Transaction Documents”), have been duly and validly authorized by the Board of Directors of Debtor, and no other action on the part of Debtor or its shareholder is necessary for the Debtor’s execution, delivery and performance of the Debtor Transaction Documents.  The Debtor Transaction Documents have been duly and validly executed and delivered by Debtor and constitute the legal, valid and binding obligations of Debtor enforceable against Debtor in accordance with their terms.

iii.           Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with any court, governmental agency, regulatory authority or political subdivision thereof, or any other entity, is required in connection with the execution, delivery and performance by Debtor of the Debtor Transaction Documents.

b.           Creditor hereby represents and warrants to Debtor as follows:

i.           Authority; Due Authorization.  The execution and delivery by Creditor of this Agreement (collectively the “Creditor Transaction Documents”), and the performance by Creditor of its obligations thereunder, have been duly and validly authorized.  The Creditor Transaction Documents have been duly and validly executed and delivered by Creditor and constitute the legal, valid and binding obligation of Creditor enforceable against Creditor in accordance with their terms.

ii.           Creditor understands that the offering and sale of the Note (as defined below) is intended to not require or be exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and/or regulations thereunder and exempt from registration or qualification under any state or provincial law, and in accordance therewith, and in furtherance thereof, Creditor represents, warrants and agrees as follows:

                                (A)           Creditor acknowledges that all documents, records, and books pertaining to an investment in the Note that the Creditor believes necessary for consideration and evaluation of an investment therein have been made available for inspection by Creditor, and Creditor’s attorney(ies), accountant(s), or advisor(s);

(B)           No oral or written representations have been made other than as set forth in this Agreement or the Note;

(C)           Creditor is not investing in the Note as a result of, or subsequent to, any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person other than a representative of Debtor;

(D)           Creditor recognizes that an investment in the Note involves substantial risks, including loss of the entire amount of such investment, and has taken full cognizance of and understands all of the risks related to the  Note.

(E)           Creditor is an accredit investor as that term is defined by Rule 501 of Regulation D under the Securities Act.

5.           Covenants.

a.           Affirmative Covenants of Debtor.

i.           Debtor covenants and agrees that Debtor will so long as any indebtedness remains outstanding under this Agreement:

(A)           Duly perform the Debtor Transaction Documents.

(B)           Furnish Creditor with such information as is required by the terms and conditions of the Transaction Documents or other documents or instruments of security referred to in therein and such other information as Creditor may reasonably request from time to time.

(C)           Promptly notify Creditor of any condition or event that constitutes, or with the running of time or the giving of notice will constitute, a default under any of the Transaction Documents.

(D)           At any time on the request of Creditor to execute and deliver to Creditor, in form reasonably satisfactory to Creditor, such additional documentation in respect of the indebtedness and liability and obligations of Debtor to Creditor contemplated under the terms of the Transaction Documents as Creditor shall reasonably deem necessary or desirable, including, without limiting the generality of the foregoing, appropriate security agreements and financing statements.

b.           Negative Covenant of Debtor.

i.           Debtor covenants and agrees that so long as any indebtedness remains outstanding under this Agreement that Debtor will not, without the prior written consent of Creditor:

(A)           Make any material change in the general business objects or purpose of Debtor.

(B)           Sell, lease, transfer or dispose of all, substantially all, or any material part of the assets or business of Debtor or enter into any merger or consolidation, except in the ordinary course of business.

(C)           Guarantee, indorse or otherwise become secondarily liable for or on the obligations of others, except by endorsement for deposit in the ordinary course of business.

(D)           Become or remain obligated for any indebtedness for money loaned, or for any indebtedness incurred in connection with the acquisition of any property, real or personal, tangible or intangible, except:

(1)           Indebtedness to Creditor.

(2)           Current trade, utility or non-extraordinary accounts payable arising in the ordinary course of the business of Debtor.

(3)           Current indebtedness to financial institutions

(E)           Declare or pay any dividends.

(F)           Make or allow to remain outstanding any investment in, or any loans or advances to, any person, firm, corporation or other entity or association.

(G)           Sell or assign any account, note or trade acceptance receivable except to Creditor.

6.           Security.                  To induce Creditor to enter into the Transaction Documents and to extend credit hereunder and to secure payment when due (whether at stated maturity, by acceleration or otherwise) of the principal and interest under the Note, and performance of Debtor’s obligations under the Transaction Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Debtor will execute and deliver a security interest, granting a security interest to Creditor in all of Debtor’s present and after-acquired personal property (the “Security Interest”), including its joint venture interest in the People’s Republic of China in Mangshi Sinice Silicon Industry Co., Ltd. which shall be subordinate only to the rights of the preferred stockholders of Debtor; and

7.           Expenses.                  Debtor shall pay all of Creditor’s reasonable legal fees and other expenses incurred in connection with the negotiation and preparation of this Agreement and conduct of due diligence.

8.           Default.  Notwithstanding any other provision of this Agreement or any of the other Transaction Documents, a breach of any representation, warranty or covenant or a failure of performance by Debtor, or the occurrence of an event of default under, any of the Transaction Documents shall constitute a breach, failure of performance and event of default under each and every Transaction Document, and shall entitle Creditor to all rights and remedies available under the Transaction Documents, at law or in equity.

9.           General.

a.           Assignability.  This Agreement may be assigned by Creditor only, without the consent of Debtor, by delivery of written notice of same to Debtor within thirty (30) days after the effective date of such assignment.

           b.           Governing Law; Jurisdiction.  Any dispute, disagreement, conflict of interpretation or claim arising out of or relating to this Agreement and the Note, or their enforcement, shall be governed by the laws of the State of New York.  The parties hereby irrevocably and unconditionally submit, for themselves and their property, to the nonexclusive jurisdiction of the Courts of the State of New York, in any action or proceeding arising out of or relating to this Agreement or the Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in, or at the option of Creditor, removed to the State of New York.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or Note in or removed to any court referred to above.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices below.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

c.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

d.           Headings.  The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e.           Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

f.           Waiver.  Any party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

g.           Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

If to Debtor:

China Silicon Corporation
558 Lime Rock Road
Lakeville, Connecticut 06039

If to Creditor:

Master Silicon Carbide Industries, Inc.
558 Lime Rock Road
Lakeville, Connecticut 06039

Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.  Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

h.           Legal Advice.  Debtor acknowledges that it has had an opportunity to review the Transaction Documents and all the collateral documents or instruments delivered or instruments delivered thereunder with independent legal counsel and that after having done so, acknowledges that it has read and understood all such documents and agrees and intends to be legally bound by them in accordance with their terms.

i.           Further Assurances. Debtor will from time to time, whether before or after the occurrence of an Event of Default, do all such acts and things and execute and deliver all such amendments, supplements, deeds, transfers, assignments and instruments as Creditor may reasonably require for perfecting Creditor’s security interest in the collateral and in connection with any realization of same and for exercising all powers, authorities and discretions conferred upon Creditor.  Debtor covenants and agrees with the Creditor to discharge or cause to be discharged forthwith any encumbrances which may rank in priority to the Creditor’s security interest in the collateral under the Security Agreement.

In Witness Whereof, the parties hereto have executed this Agreement as of the date set forth above.

DEBTOR:	CREDITOR:

CHINA SILICON CORPORATION	MASTER SILICON CARBIDE INDUSTRIES, INC.

By:	By:
Name:	Name:
Title:	Title:

EXHIBIT A

Form of Promissory Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER CANADIAN LAW, AND MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

CHINA SILICON CORPORATION
U.S. $1,000,000
6% PROMISSORY NOTE

Dated: February 10, 2010

FOR VALUE RECEIVED, China Silicon Corporation, a Delaware corporation (the “Company”), hereby unconditionally promises to pay to Master Silicon Carbide Industries, Inc. (together with its successors and assigns, the “Holder”) on December 31, 2010, the principal sum of One Million Dollars (which date is referred to as the “Maturity Date”), and to pay to the Holder interest on the unpaid principal amount of this Note as provided in Article I hereof.  This is the Note referred to in the Loan Agreement by and between the Company and Holder, dated as of the date hereof.  Capitalized terms used but not otherwise defined herein have the respective meanings given to such terms in Article IV hereof.

ARTICLE I

PRINCIPAL AND INTEREST

Section 1.1                      Principal.  The entire unpaid principal amount of this Note shall be paid on December 31, 2010.  Promptly following the payment in full of this Note, the Holder shall surrender this Note to the Company for cancellation.

Section 1.2                      Interest.  Interest shall accrue (compounded monthly) on the daily unpaid principal amount of this Note, for each day during the period from and including the date hereof (the “Commencement Date”) to but excluding the date such Note shall be paid in full, at a rate of six percent (6%) per annum  (the “Interest Rate”) and shall be payable on the last Business Day of each quarter.

ARTICLE II

PAYMENTS

Section 2.1                      Payments Generally.  All payments of principal and interest to be made by the Company in respect of this Note shall be made in Dollars by delivery to the Holder, at the address the Holder provides to the Company, not later than 12:00 noon new York Time on the date on which such payment shall be due.  If the due date of any payment in respect of this Note would otherwise fall on a day that is not a Business Day, such due date shall be extended to the next succeeding Business Day, and interest shall be payable on any principal so extended for the period of such extension.  All payments by the Company under this Note will be made without setoff or counterclaim and free and clear of, and without deductions for, any taxes, fees or other expenses or claims of any kind.

Section 2.2                      Prepayments.  At any time, and from time to time, the Company may, at its option, prepay this Note (in an amount up to but not exceeding the unpaid principal amount hereof and any accrued interest hereon) in whole or in part without premium or penalty.  All payments hereunder shall apply first to penalties, costs and expenses of Creditor, then to interest, and then to principal.

Section 2.3                      Refinancing.  If during the term of the Loan the Company completes one or more equity financings or receives any funds or other consideration on account of accounts receivable due from related parties, all net proceeds received by the Company shall be forthwith paid over to the Holder and applied on account of the outstanding balance hereunder, first to costs and charges, then to interest then accrued but unpaid, and then to principal.

ARTICLE III

EVENTS OF DEFAULT

Section 3.1                      Event of Default.  "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)           default in the payment of any interest in respect of this Note within two (2) Business Days after it becomes due and payable; or

(b)           default in the payment of the outstanding principal amounts of this Note on the Maturity Dates set forth above; or

(c)           a default by the Company of any of its obligations under any of the Transaction Documents or any failure in the satisfaction of the covenants set forth in any of the Transaction Documents; or

(d)           the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable bankruptcy law or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; or

(e)           the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company to the institution of bankruptcy or insolvency proceedings against it, or the filing by the Company of a petition or answer or consent seeking reorganization or relief under any applicable bankruptcy law or the consent by the Company to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of the property of the Company, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

Section 3.2                      Acceleration of Note.  If an Event of Default occurs and is continuing, then and in every such case the Holder may declare the outstanding principal amount of this Note (including accrued interest as provided in Article I hereof) to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable.  Notwithstanding the foregoing, if an Event of Default referenced in paragraph (d) or paragraph (e) of Section 3.1 occurs, the outstanding principal amount of this Note (including accrued interest as provided in Article I hereof) shall automatically become due and payable immediately without any declaration or other action on the part of the Holder.

ARTICLE IV

DEFINITIONS

Section 4.1                      Definitions.  The following terms shall have the meanings set forth below:

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the Province of British Columbia are authorized or obligated to close.

“Dollars” and “$” means lawful money of the United States of America.

“Maximum Rate” means the highest non-usurious rate of interest (if any) permitted from day to day by applicable law.

“Person” means any person or entity of any nature whatsoever, specifically including an individual, a firm, a company, a corporation, a partnership, a limited liability company, a trust or other entity.

“Transaction Documents” shall have the same meaning as in the Loan Agreement.

ARTICLE V

USURY LAWS

Section 5.1                      Usury Laws.  Regardless of any provision contained in this Note, Holder shall never be deemed to have contracted for, or be entitled to receive, collect, or apply as interest on this Note (whether termed interest herein or deemed to be interest by judicial determination or operation of law) any amount in excess of the Maximum Rate, and, in the event that Holder ever receives, collects, or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, then any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest Maximum Rate, the Company and Holder shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (b) exclude voluntary or refinancing prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

ARTICLE VI

MISCELLANEOUS

Section 6.1                      Governing Law; Jurisdiction.  This Note shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflicts of laws provisions thereof.

Section 6.2                      Successors.  All agreements of the Company in this Note shall bind its successors and permitted assigns.  This Note shall inure to the benefit of the Holder and its permitted successors and assigns.  The Company shall not delegate any of its obligations hereunder without the prior written consent of Holder.

Section 6.3                      Amendment, Modification or Waiver.  No provision of this Note may be amended, modified or waived except by an instrument in writing signed by the Company and the Holder.

Section 6.4                      Legend.  This Note, and any note issued in exchange or substitution for this Note, shall bear the legend appearing on the first page hereof.

Section 6.5                      Notices.  All notices and other communications in respect of this Note (including, without limitation, any modifications of, or requests, waivers or consents under, this Note) shall be given or made in writing (including, without limitation, by telecopy) at the addresses specified in the Loan Agreement.  Except as otherwise provided in this Note, all such communications shall be deemed to have been duly given when transmitted by telecopier or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid.

Section 6.6                      Delay or Omission Not Waiver.  No failure or delay on the part of the Holder in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by an authorized officer thereof as of the date and year first above written.

CHINA SILICON CORPORATION

By:
Name:
Title: